Exhibit 99.1

ASBURY                                                     Contact Information:
AUTOMOTIVE GROUP                                                   David Shein
                                                             RFBinder Partners
                                                                (212) 994-7514
                                                      david.shein@rfbinder.com


[GRAPHICS OMITTED]


FOR IMMEDIATE RELEASE


              ASBURY AUTOMOTIVE GROUP APPOINTS THOMAS C. ISRAEL,
                   VERNON E. JORDAN, JR., PHILIP F. MARITZ
                                     AND
                 THOMAS F. MCLARTY, III TO BOARD OF DIRECTORS

STAMFORD, CT, April 23, 2002 - Asbury Automotive Group, Inc. (NYSE: ABG), one of the nation's largest automotive retailers, announced today that Thomas C. Israel, Vernon E. Jordan, Jr., Philip F. Maritz and Thomas F. McLarty, III have been appointed to the company's board of directors. The appointments, which are effective immediately, increase the size of Asbury's board to 10 members.

"These additions to the Asbury board are consistent with our efforts to seek out exceptional business leaders," said Asbury CEO Kenneth B. Gilman. "I look forward to having the opportunity to benefit from their expertise, experience, and knowledge as we work together to create value for Asbury's shareholders."

Mr. Israel is Chairman and Chief Executive Officer of A.C. Israel Enterprises, Inc. a family holding company specializing in private investments. He began his career at ACLI International Incorporated, a worldwide commodity import/export company, and became its Chief Financial Officer in 1978, a position he held until it was sold to Donaldson, Lufkin & Jenrette in 1981. Mr. Israel sits on the Board of Directors of Griffin Land & Resources, Inc.

Mr. Jordan is currently a Managing Director of Lazard Freres & Co. Prior to joining Lazard, Mr. Jordan practiced law as a senior executive partner of the Washington, D.C. firm Akin, Gump, Strauss, Hauer & Feld, where he remains of counsel. Mr. Jordan's corporate and other directorships include: America Online Latin America, Inc., American Express Company, Callaway Golf Company, Clear Channel Communications, Inc., Dow Jones & Company, Inc., Howard University, J.C. Penney Company, Inc., Revlon, Inc., Sara Lee Corporation, Shinsei Bank, Ltd. (Senior Advisor), Xerox Corporation, LBJ Foundation, International Advisory Board of DaimlerChrysler, Fuji Bank and Barrick Gold.

Mr. Maritz is the co-founder of Maritz, Wolff & Co., which manages the Hotel Equity Fund, a private equity investment fund that owns 18 luxury hotels and resorts with $1.6 billion in annual revenue, and serves as Chairman of the Board of Rosewood Hotels & Resorts. In 1990, he founded Maritz Properties, a commercial real estate development and investment firm. Other work experience includes positions with AT&T, Morgan Stanley, and Spieker Properties. He serves on several not-for-profit boards, and he is also a corporate director of Wolff-DiNapoli, a Los Angeles based investment and development firm.

Mr. McLarty has been Asbury's vice chairman since May 2000. He began his 32-year career in the automotive industry by building the family business started by his father, McLarty Companies, including McLarty Leasing Systems, into one of America's premier transportation companies. Mr. McLarty later served as Chairman and CEO of Arkla, Inc., a NYSE company and one of the nation's largest gas distributing companies. Mr. McLarty is currently vice chairman of Kissinger McLarty Associates, an international advisory firm formed in partnership with former Secretary of State Henry Kissinger in 1999. Between 1992 and 1998, Mr. McLarty served as White House Chief of Staff, Counselor and Special Envoy for the Americas to President Bill Clinton as a member of the President's cabinet and National Economic Council, and also received the Secretary of State's Distinguished Service Medal. He also was appointed to the National Petroleum Council and the Council on Environmental Quality by President George H. W. Bush and served on the St. Louis Federal Reserve Board from 1989 until joining the White House in 1992. Mr. McLarty has served on the Boards of Entergy Corp., Acxiom Corp., TCBY, Commercial National Bank, Arkla, Inc. and the Financial Times (Advisory).


ABOUT ASBURY AUTOMOTIVE GROUP

Asbury Automotive Group, Inc. (www.asburyauto.com), headquartered in Stamford, Connecticut, is one of the largest automobile retailers in the U.S., with 2001 revenues of $4.3 billion. Built through a combination of organic growth and a series of strategic acquisitions over the past six years, Asbury now operates through nine geographically concentrated, individually branded "platforms." These platforms operate 91 retail auto stores, encompassing 127 franchises for the sale and servicing of 36 different brands of American, European and Asian automobiles. Asbury believes that its product mix includes one of the highest proportions of luxury and mid-line import brands among leading U.S. public automotive retailers. The company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product development and business strategy. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, the company's relationships with vehicle manufacturers and other suppliers, risks associated with the company's substantial indebtedness, automotive industry sales trends and competition, risks related to pending and potential future acquisitions, general economic conditions both nationally and locally and governmental regulations and legislation. There can be no guarantees the company's plans for future operations will be successfully implemented or that they will prove to be commercially successful. These and other risk factors are discussed in the company's registration statement on Form S-1 and in the company's periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.